Exhibit 99.1

Gensym Releases Fourth-Quarter and Year-End Results

BURLINGTON, Mass., March 28, 2005 — Gensym Corporation (OTC Bulletin Board: GNSM), a leading provider of rule engine software for mission-critical solutions, today announced revenues of $4,736,000, operating income of $330,000, and net income of $496,000, or $0.06 per diluted share, for the quarter ended December 31, 2004. For the corresponding quarter of 2003, Gensym had revenues of $3,945,000, operating income of $315,000 and net income of $382,000, or $0.05 per diluted share.

For the year ended December 31, 2004, Gensym had revenues of $17,621,000, operating income of $879,000, and a net income of $894,000, or $0.11 per diluted share. In 2003, the company had revenues of $14,623,000, an operating loss of $1,984,000, and a net loss of $1,783,000, or ($0.26) per diluted share.

“We are very pleased to achieve six consecutive quarters of increasing revenues and five consecutive quarters of profitability,” said Kim Mayyasi, Gensym’s president and CEO. “For fiscal year 2004, license revenues were up 55 percent compared to 2003, which indicates solid improvement in our business. Our cash position was $2.9 million at December 31, 2004.

“My outlook for 2005 is optimistic. The activity levels in our sales channels continue to increase across all geographic regions and in a wide range of vertical markets. Investments in our core platform, G2, are paying off with greater potential for rollouts among prospects and customers. We have also received recognition from leading industry analysts including Gartner, Inc., who positioned Gensym in the leader quadrant of their February 2005 report on business rule engines. In January 2005, our next generation of G2, version 8.0, was honored with Control Magazine’s editor’s choice award as one of the most significant innovations in 2004.

“We are also more effectively presenting ourselves to customers, partners, and investors. In January 2005 we launched our redesigned Web site, www.gensym.com, with the theme of ‘From Control Room to Board Room, Failure is NO Option.’ Our sharpened marketing message is yielding additional inquiries for our mission-critical solutions. In March 2005, we announced the launch of our Xtreme Partners program, which is already increasing the effectiveness of our indirect channels in marketing and implementing real-time rule engine solutions. This program also streamlines how we recruit and nurture partners.”

Management will hold a conference call to discuss its financial results for the quarter and year ended December 31, 2004 on Monday, March 28, 2005 at 2:00 pm (EST). Individuals who wish to participate should call (866) 259-1024 for North American callers or (703) 639-1218 for international callers. A replay of the call will be available through the end of the day Monday, April 4, 2005 at (703) 925-2533 for North American callers or (888) 266-2081 for international callers. The access code is 677267.

About Gensym Corporation

Gensym Corporation (www.gensym.com) is a leading provider of rule engine software and services for mission-critical solutions that automate decisions in real time. Gensym’s flagship G2 software applies real-time rule technology for decisions that optimize operations and that detect, diagnose, and resolve costly problems. With G2, the world’s largest organizations in manufacturing, utilities, communications, transportation, aerospace, finance, and government maximize the agility of their businesses and achieve greater levels of performance. Gensym and its numerous partners deliver a range of services throughout the world, including training, software support, application consulting, and complete solutions.

GENSYM CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

In thousands

(Unaudited)

	December 31, 2004	December 31, 2003
ASSETS

Current Assets:
Cash and cash equivalents	$2,927	$1,818
Accounts receivable, net	4,014	4,015
Other current assets	664	872

Total current assets	7,605	6,705

Property and equipment, net	918	908
Deposits and other assets	516	673

Total assets	$9,039	$8,286

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Other current liabilities	$2,835	$2,452
Deferred revenue	4,202	4,991

Total current liabilities	7,037	7,443

Long term deferred revenue	108	150
Capital lease obligations, net of current portion	263	41
Total stockholders’ equity	1,631	652

Total liabilities and stockholder’s equity	$9,039	$8,286

GENSYM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

In thousands, except per share data

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
REVENUES:
Product	$1,968	$1,459	$7,344	$4,728
Services	2,768	2,486	10,277	9,895

Total revenues	4,736	3,945	17,621	14,623

COST OF REVENUES:
Product	119	128	707	707
Services	1,143	817	4,192	3,093

Total cost of revenues	1,262	945	4,899	3,800

Gross profit	3,474	3,000	12,722	10,823

OPERATING EXPENSES:
Sales and marketing	1,394	1,265	4,619	5,580
Research and development	721	756	3,289	3,303
General and administrative	1,029	698	3,935	3,708
Restructuring	—	(34)	—	216

	3,144	2,685	11,843	12,807

Operating income (loss)	330	315	879	(1,984)

OTHER INCOME (EXPENSE), NET	212	(84)	37	245

Income (loss) before provision for income taxes	542	231	916	(1,739)
PROVISION FOR INCOME TAXES	46	(151)	22	44

Net income (loss)	$496	$382	$894	$(1,783)

Basic earnings (loss) per share	$0.07	$0.05	$0.12	$(0.26)
Diluted earnings (loss) per share	$0.06	$0.05	$0.11	$(0.26)
Weighted average common shares outstanding, basic	7,256	7,061	7,196	6,964
Weighted average common shares outstanding, diluted	8,395	7,498	8,041	6,964